Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement on Form S-4 and related Prospectus of FTI Consulting, Inc. dated November 15, 2005 for the registration of $200,000,000 of 7.63% Senior Notes due 2013 and to the inclusion therein of our report dated March 9, 2005 with respect to the consolidated financial statements and schedule of FTI Consulting, Inc., for the year ended December 31, 2004.

/S/    ERNST & YOUNG LLP

Baltimore,	Maryland

November 14, 2005